Exhibit (a)(5)(C)

NEWS RELEASE

FOR IMMEDIATE RELEASE

Wix Announces Preliminary Results of Modified Dutch Auction Tender Offer

NEW YORK, April 2, 2026—Wix.com Ltd. (Nasdaq: WIX) (“Wix” or the “Company”) today announced the preliminary results of its “modified Dutch Auction” tender offer, which expired at one (1) minute after 11:59 P.M., New York City time, on April 1, 2026.

Based on the preliminary count by Equiniti Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of 18,718,009 of Wix’s ordinary shares, par value NIS 0.01 per share (each, a “Share,” and collectively, the “Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $92.00 per share.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the Depositary, Wix expects to accept for payment a total of 18,718,009 Shares, representing all Shares that were properly tendered and not properly withdrawn, at a price of $92.00 per Share, for an aggregate cost of approximately $1.722 billion, excluding fees and expenses relating to the tender offer.  These Shares represent approximately 31.6 percent of the number of Shares outstanding as of April 1, 2026.

The number of Shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the one trading day settlement period. The final number of Shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Shares accepted under the tender offer will occur promptly thereafter.

J.P. Morgan Securities LLC acted as deal manager for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., toll-free at 1-888-280-6942. Banks and brokers may call the dealer manager, J.P. Morgan Securities LLC, toll-free at 1-877-371-5947.

About Wix.com Ltd.

Wix’s vision is to simplify complex technologies and deliver the best tools for every type of user and business to create online. Powered by advanced AI and enterprise-grade infrastructure, Wix is trusted by millions of users worldwide. Founded in 2006 and strengthened by the acquisition in 2025 of Base44, the no-code application platform, Wix is continuing to build for the future of the internet.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding our acquisition of Shares in the tender offer, the expected timing of completing the tender offer, our beliefs and expectations, the benefits sought to be achieved by the tender offer and the potential effects of the completed tender offer, and may be identified by words like “anticipate,” “assume,” “believe,” “aim,” “forecast,” “indication,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “subject,” “project,” “outlook,” “future,” “will,” “seek” and similar terms or phrases. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 5, 2026. The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Source: Wix.com Ltd.

Media Relations Contact: PR@wix.com

Investor Relations Contact: IR@wix.com